Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mobile Mini, Inc.

We consent to the incorporation by reference in the registration statements Nos. 333-41495, 333-86495, 333-43954, 333-65566, 333-107333, 333-136595, 333-162871, 333-188513, and 333-194053 on Form S-8 and 333-156453 and 333-158829 on Form S-3 of Mobile Mini, Inc. of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Mobile Mini, Inc. and subsidiaries as of December 31, 2014 and 2013, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of Mobile Mini, Inc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of Gulf Tanks Holdings, Inc. that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are $411,791 thousand and $6,432 thousand, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

/s/    KPMG LLP

Phoenix, Arizona

February 27, 2015